Exhibit 3.3

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State	JEFFERY LANDERFELT Deputy Secretary for Commercial Recordings

OFFICE OF THE

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

June 2, 2015

Job Number: C20150602-1935

Reference Number: Expedite:

Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150250701-03	Amended Designation	2 Pages/1 Copies

Respectfully, BARBARA K. CEGAVSKE Secretary of State
Certified By: A Frieser Certificate Number: C20150602-1935 You may verify this certificate online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

Filed in the office of Barbara K. Cegayske,	Document Number 20150250701-03
Barbara K. Cegayske	Filing Date and Time
Secretary of State	06/02/2015 12:08 PM
State of Nevada	Entity Number
E0206102014-0

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of the corporation:
Drone Aviation Holding Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series E Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
Section 1 and Section 3 shall be restated as set forth in the attached.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

2

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue FIVE MILLION FOUR HUNDRED THOUSAND (5,400,000) shares of Series E Convertible Preferred Stock, par value $0.0001 per share (the "Series E Preferred Stock")."

Section 3. Liquidation

Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series E Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series E Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series E Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock but not before any payment to the Corporation's Series B-1 Convertible Preferred Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series E Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series E Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Upon the completion of the distribution required by subparagraph (a) of this Section 3 and the distribution to holders of any other of the Corporation's securities which entitles them to a preferential payment over the Common Stock, the holders of Series E Preferred Stock shall be entitled to participate in any distribution made to the holders of Common Stock, on an "as-converted basis", along with any other holders who are entitled to such distribution, on a pro rata basis, based on the number of shares of Series E Preferred Stock held at the time of such distribution. For the avoidance of doubt, holders of the Series E Preferred Stock shall not be entitled to any payment or distribution in connection with any payments made to holders of the Corporation's Series B-1 Convertible Preferred Stock, including pursuant to Section 3 of the Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock.

Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.